Exhibit 99.1
FOR IMMEDIATE RELEASE
Friday, October 30, 2009
7:00 A.M. CDT
NEWSPAPER PUBLISHER A. H. BELO CORPORATION REPORTS
THIRD QUARTER 2009 FINANCIAL RESULTS
DALLAS – Newspaper publisher A. H. Belo Corporation (NYSE: AHC) reported third quarter 2009 revenues of $126.9 million and a net loss of ($5.8) million, or ($0.28) per share, for the third quarter. Included in the net loss was a $20 million, or ($0.97) per share non-cash impairment charge and a $12 million or $0.58 per share, tax benefit.
During the third quarter, A. H. Belo recorded a $20 million non-cash impairment charge related to a packaging facility operated by The Dallas Morning News. As part of the Company’s ongoing efforts to realign its business and reduce expenses, The Dallas Morning News will close the packaging facility as it consolidates production operations into a single facility located in Plano, Texas. This consolidation of production facilities should be completed in the first quarter of 2010. The Company has begun the process of marketing the packaging facility for sale.
In September 2009, A. H. Belo and Belo Corp. (“Belo”) amended the tax matters agreement executed between the two companies at the time of A. H. Belo’s spin-off from Belo in 2008. The amendment allows for the carry back of A. H. Belo’s losses since February 2008 to Belo’s pre-spin-off tax returns. After the tax matters agreement was amended, Belo amended a previously filed tax return to generate a $12 million federal income tax refund. Belo will apply the refund towards A. H. Belo’s future pension obligations and expects the refund to cover any 2010 pension contributions required of A. H. Belo. Correspondingly, A. H. Belo reversed the associated valuation allowance on its deferred tax assets related to the net operating losses carried back by Belo, resulting in a $12 million tax benefit for A. H. Belo.
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

A. H. Belo Third Quarter Financial Results
October 30, 2009
Page Two
In the third quarter, excluding the non-cash impairment charge, A. H. Belo generated $14.2 million of consolidated EBITDA and $19.4 million of newspaper EBITDA. The consolidated and newspaper EBITDA margins were 11.2 percent and 15.3 percent, respectively. EBITDA margins were highest at The Providence Journal, followed by The Dallas Morning News and The Press-Enterprise.
As of September 30, 2009, A. H. Belo had no borrowings outstanding under its bank credit facility and remained in compliance with the facility’s covenants.
Robert W. Decherd, chairman, president and Chief Executive Officer, said, “The year-to-year percent decline in advertising revenue eased slightly in the third quarter when compared to the first and second quarters of 2009 due to the improved performance of The Dallas Morning News. For the third quarter, A. H. Belo successfully managed costs and increased consolidated EBITDA by $6.4 million versus the second quarter of 2009 and $22.5 million versus the third quarter of 2008. We are pleased with the recent improvements in the quantity and quality of The Morning News’ journalistic products and the related opportunity to increase circulation pricing.
Third Quarter Highlights
Total revenue decreased 17.5 percent in the third quarter versus the prior year quarter.
Advertising revenue, including print and Internet revenues, decreased 27.0 percent, and classified revenue decreased 40.6 percent. In Dallas, the percent decline in advertising revenue was less than in Providence and Riverside. AHC’s Internet revenue was $9.7 million and represented 7.6 percent of total revenue in the quarter. Although
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

A. H. Belo Third Quarter Financial Results
October 30, 2009
Page Three
Internet revenue decreased 15.0 percent versus the same period last year, non-classified Internet revenue increased 15.6 percent.
The Company continues to focus on high-quality, local content and value-added circulation for its advertisers. In the third quarter, circulation revenue rose 11.6 percent due to pricing actions taken by The Dallas Morning News and The Providence Journal in late 2008 and thus far in 2009.
Total consolidated operating expenses in the third quarter were $143.8 million, a decrease of $35.4 million or 19.8 percent versus the same period last year. Excluding impairment charges in both periods, total consolidated operating expenses in the third quarter were $123.8 million, a decrease of $50.9 million or 29.1 percent versus the same period last year. Newsprint expense fell $9.5 million, a decline of 50.7 percent versus the same period last year, as both newsprint volume and prices declined.
Corporate and non-operating expenses, net of costs allocated to operating units, decreased by $3.9 million, or 36.6 percent in the third quarter versus the prior year quarter. This decrease is primarily due to lower outside services expense and the modification of a service agreement, which resulted in a one-time credit of $0.8 million.
Non-GAAP Financial Measures
Reconciliations of consolidated and newspaper EBITDA to net income are included as exhibits to this release.
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

A. H. Belo Third Quarter Financial Results
October 30, 2009
Page Four
Financial Results Conference Call
AHC will conduct a conference call today at 1:00 p.m. CDT to discuss financial results. The conference call will be available via Webcast by accessing the Company’s Web site (www.ahbelo.com/invest) or by dialing 1-800-230-1059 (USA) or 612-234- 9960 (International). A replay line will be available at 800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CDT on October 30 until 11:59 p.m. CST on November 6, 2009. The access code for the replay is 118270.
About A. H. Belo Corporation
A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

A. H. Belo Third Quarter Financial Results
October 30, 2009
Page Five
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

A. H. Belo Corporation
Consolidated Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
In thousands, except per share amounts	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net operating revenues
Advertising	$83,816	$114,811	$260,638	$364,575
Circulation	35,228	31,563	100,208	90,943
Other	7,823	7,459	22,019	21,757

Total net operating revenues	126,867	153,833	382,865	477,275

Operating Costs and Expenses
Salaries, wages and employee benefits	51,668	77,804	166,283	220,909
Other production, distribution and operating costs	48,920	60,768	155,652	182,682
Newsprint, ink and other supplies	12,302	23,523	48,345	70,230
Asset impairment	20,000	4,535	102,689	4,535
Depreciation	9,257	10,962	29,456	35,414
Amortization	1,625	1,625	4,874	4,875

Total operating costs and expenses	143,772	179,217	507,299	518,645

Loss from operations	(16,905)	(25,384)	(124,434)	(41,370)

Other (expense) and income
Interest expense	(211)	(52)	(802)	(3,283)
Other income (expense), net	240	(25)	362	1,237

Total other (expense) income	29	(77)	(440)	(2,046)

Earnings
Loss before income taxes	(16,876)	(25,461)	(124,874)	(43,416)
Income tax benefit	(11,110)	(8,203)	(8,970)	(14,243)

Net Loss	$(5,766)	$(17,258)	$(115,904)	$(29,173)

Net loss per share
Basic and Diluted	$(.28)	$(.84)	$(5.65)	$(1.42)

Average shares outstanding
Basic and Diluted	20,538	20,479	20,521	20,477

Cash dividends declared per share	$—	$0.375	$—	$0.625

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	September 30,	December 31,
In thousands	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$10,825	$9,934
Accounts receivable, net	57,697	77,383
Other current assets	25,161	37,400

Total current assets	93,683	124,717

Property, plant and equipment, net	218,133	263,744
Intangible assets, net	53,634	139,449
Other assets	26,957	29,768

Total assets	$392,407	$557,678

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of notes payable	$—	$10,000
Accounts payable	14,364	32,950
Accrued expenses	32,701	42,834
Other current liabilities	30,821	29,358

Total current liabilities	77,886	115,142

Deferred income taxes	5,266	6,620
Other liabilities	15,322	27,264
Total shareholders’ equity	293,933	408,652

Total liabilities and shareholders’ equity	$392,407	$557,678

A. H. Belo Corporation
Consolidated EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands (unaudited)	2009	2008	2009	2008

Consolidated EBITDA (1)	$14,217	$(8,287)	$12,947	$4,691
Asset impairment	(20,000)	(4,535)	(102,689)	(4,535)
Depreciation and Amortization	(10,882)	(12,587)	(34,330)	(40,289)
Interest Expense	(211)	(52)	(802)	(3,283)
Income Tax (Expense) Benefit	11,110	8,203	8,970	14,243

Net Loss	$(5,766)	$(17,258)	$(115,904)	$(29,173)

A. H. Belo Corporation
Newspaper EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands (unaudited)	2009	2008	2009	2008

Newspaper EBITDA (1)	$19,427	$1,468	$30,232	$35,202
Corporate & Non-Operating Company Expenses	(5,450)	(9,730)	(17,647)	(31,748)
Other income, net	240	(25)	362	1,237
Asset impairment	(20,000)	(4,535)	(102,689)	(4,535)
Depreciation and Amortization	(10,882)	(12,587)	(34,330)	(40,289)
Interest Expense	(211)	(52)	(802)	(3,283)
Income Tax (Expense) Benefit	11,110	8,203	8,970	14,243

Net Loss	$(5,766)	$(17,258)	$(115,904)	$(29,173)

Note 1: The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, goodwill impairment, depreciation and amortization and Newspaper EBITDA as net earnings before corporate and non-operating company expenses, other income net, interest expense, income taxes, goodwill impairment, depreciation and amortization. Neither Consolidated EBITDA nor Newspaper EBITDA is a measure of financial performance under accounting principles generally accepted in the United States. Management uses both measures in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. They are also common alternative measures of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Neither Consolidated EBITDA nor Newspaper EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.